Exhibit 10.4

Highly Confidential

Retention Bonus Agreement

This Retention Bonus Agreement (“Agreement”) is made and entered into among Semiconductor Components Industries, LLC, a limited liability company incorporated under the laws of the State of Delaware (“SCILLC”), SANYO Semiconductor Co., Ltd, a company organized under the laws of Japan (“SANYO”) (SCILLC and SANYO referred to collectively herein as “ON Semiconductor” or “Company”) and Mamoon Rashid (“you” and/or “your”) with respect to the following facts:

A. You are currently employed by SCILLC;

B. You have accepted a special assignment for SANYO as memorialized in a Letter of Understanding entered into among you, the Company and SANYO (“Assignment”) which is targeted to commence January 7, 2013 (or such other period as agreed to in writing among the parties to this Agreement) (“Assignment Date”); and

C. ON Semiconductor recognizes and values your contributions, accordingly, ON Semiconductor enters into this Agreement with you to provide an incentive to you to complete your Assignment.

Now, therefore, you and ON Semiconductor agree as follows:

1. Retention Bonus: Provided the conditions to earning the retention bonus described in Section 2 below are met and you abide by the other provisions of this Agreement, you will receive a one-time retention bonus in the amount of USD $200,000, subject to all applicable taxes, contributions and withholdings required by federal, state and local law (“Retention Bonus”).

2. Conditions to Earning A Retention Bonus: You will earn the Retention Bonus if all of the following conditions are met:

a. You sign this Agreement;

b. Subject to Section 5 on Reassignment, the Letter of Understanding entered into among you, the Company and SANYO dated December 21, 2012 (“LOU”) has not lapsed or become null and void due to the inability to secure or extend, as the case may be, a work permit, visa, employment/pass or similar document for you prior to and during the Retention Period (as defined below);

c. You remain continuously employed by SCILLC on a full-time basis for a period of twenty-four (24) months from and including your Assignment Date (“Retention Period”);

d.0 You must have received an overall satisfactory performance rating, meaning “meets requirements” (or its equivalent), on your most recent performance review during the Retention Period;

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d. You must not have any active written disciplinary warnings (active is defined as occurring within the immediately preceding twelve (12) month period) during the Retention Period;

e. You must not be on a performance improvement plan (or its equivalent), or attendance improvement plan (or its equivalent) during the Retention Period;

f. Subject to Section 5 on “Reassignment,” you must not be reassigned to another position, department, function or business group within ON Semiconductor or its affiliated entities during the Retention Period;

g. Subject to Section 6 on “Nature of Retention Program and Leaves of Absences,” you must work continuously and productively for the Company, and remain actively employed in your current full-time capacity; neither voluntarily resigning your employment nor incurring a termination for “Cause” (as defined in the Form of Employment Agreement attached to the LOU) during the Retention Period; and

h. You must abide by the other provisions of this Agreement.

3. Advance Payment of Retention Bonus; Repayment, Termination Without “Cause”. Within fifteen (15) days following the signing of this Agreement by you, SCILLC agrees to pay you the Retention Bonus in advance of you actually having satisfied the conditions to earning the Retention Bonus. However, you understand and agree that if you fail to satisfy each and every one of the conditions set forth in Section 2 above of this Agreement to earning the Retention Bonus, you must repay SCILLC the Retention Bonus that was advanced to you as described in Section 3.1.2 below.

3.1.1	Advance Payment. You hereby acknowledge and agree that you are receiving payment of the Retention Bonus in advance of you actually having satisfied the conditions to earning the Retention Bonus, and the Retention Bonus is an advance of wages that you have not yet earned and to which you are not yet entitled. You understand and agree that SCILLC’s payment of the Retention Bonus in advance of you actually having earned it shall in no way be construed or interpreted to mean that the Retention Bonus was actually earned on the date you received the advance payment.

3.1.2	Repayment. Except as otherwise provided in Section 3.1.3 below, if you fail to satisfy any of the conditions, set forth in Section 2 above to earning the Retention Bonus that was advanced to you, you shall be obligated to repay the advanced Retention Bonus in full or a prorated amount, as the case may be, to SCILLC. You shall repay SCILLC the full or a prorated amount (based on days and as described below) of the Retention Bonus, as applicable, within fifteen (15) days of the date you are notified by SCILLC that you have failed to satisfy a condition(s) to earning the Retention Bonus. (The prorated amount of the Retention Bonus to be repaid shall be calculated as follows: the total amount of the Retention Bonus times a fraction, the numerator of which is the number of days remaining until the end of the Retention Period and the denominator of which is the total number of days in the Retention Period).

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3.1.3	Consequences of Involuntary Termination Without “Cause”. If you are terminated by SCILLC without “Cause” during the Retention Period and you are otherwise eligible under Section 2 above, as applicable, you will not have to repay any of the Retention Bonus.

4. Taxes: The Retention Bonus will be subject to all applicable taxes, contributions and withholdings required by federal, state and local law. Any Retention Bonus payable to you will be subject to either actual tax withholdings or hypothetical tax withholdings in accordance with the ON Semiconductor and its affiliates’ International Assignment Tax Equalization Policy.

5. Reassignment: You are eligible to apply for openings within the Company or and its affiliated entities. If you apply for such an opening and are subsequently reassigned by the Company, to another position, department, function or business group within ON Semiconductor or its affiliated entities during the Retention Period, SCILLC may determine, in its sole and absolute discretion, that you have not earned the Retention Bonus. Conversely, if SCILLC initiates a possible reassignment and you are actually reassigned by SCILLC to another position, department, function or business group within ON Semiconductor or its affiliated entities during the Retention Period, you will remain eligible for the Retention Bonus and may be deemed to have earned the Retention Bonus so long as you have satisfied each of the conditions provided for in Section 2.

6. Nature of Retention Program and Leaves of Absences: Eligibility for the Retention Bonus is a retention tool designed to recognize an employee’s contribution and as such payments are to be considered a performance bonus, requiring actual participation and continued active duties by you. Accordingly, if you are granted an approved leave of absence prior to the end of the Retention Period, and you are otherwise eligible for the Retention Bonus, the amount actually due and payable to you is in the sole and absolute discretion of the Company. Nothing in this Agreement shall be deemed to affect any party’s rights or responsibilities under the Americans with Disabilities Act, as amended.

Other Provisions

7. Employment At-Will: Employment with SCILLC is on an “at-will” basis only, meaning that you or SCILLC may terminate employment at any time and for any reason, with or without notice or cause. Similarly, the terms and conditions of employment may also change, but not the voluntary nature of your “at-will” employment which may only be changed by an express written agreement expressly for this purpose, signed by you and an authorized officer of SCILLC. As a result, nothing in this Agreement alters the “at-will” nature of your employment with SCILLC meaning that, subject only to the financial terms stated in this Agreement, either you or the SCILLC can terminate your employment for any reason with or without notice.

8. Confidentiality: This offer of a Retention Bonus is confidential and your acceptance of this Agreement binds you to maintain the confidentiality of these matters to the full extent permitted by law. Further, you agree not to disclose the existence of this Agreement or its terms

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to others with the exception of my immediate family, attorney and tax advisors without ON Semiconductor’s consent, unless required by law. If you violate this confidentiality agreement, without waiving any other remedy available, SCILLC may terminate your eligibility for the Retention Bonus without further payment or liability. Nothing in this Agreement shall be interpreted to prohibit employees from discussing the terms and conditions of their employment with the Company.

9. Applicable Law, Jurisdiction and Venue and Dodd-Frank: This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of Arizona, excluding its conflict of law provisions. The parties agree that the sole and exclusive jurisdiction and venue for any action arising out of, relating to, or in any way connected to this Agreement shall rest only in the state or federal courts of Maricopa County, Arizona and any action brought in any other jurisdiction and/or venue shall be improper and be subject to dismissal. Any rights of an employee under the laws of Japan are waived to the full extent allowed by the laws of any jurisdiction and shall not apply to this employment relationship. Further, this Agreement and Retention Bonus hereunder are subject to SCILLC and its parent’s compensation recovery policy or policies (and related SCILLC and its parent practices) as such may be in effect from time-to-time, as a result of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and similar or related laws, rules and regulations.

10. Successors and Assigns: The rights and obligations of ON Semiconductor under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of ON Semiconductor. You shall not be entitled to assign any of your rights or obligations under this Agreement.

11. Waiver: Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision within the Agreement.

12. Attorneys’ Fees: In any court action at law or equity that is brought by one of the parties to this Agreement to enforce the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

13. Severability: In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that ON Semiconductor and you shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

14. Entire Agreement: This Agreement constitutes the entire agreement between you and ON Semiconductor with regard to the Retention Bonus and supersedes any and all prior agreements, whether written or oral, between the parties regarding these matters, and this

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Agreement shall be the exclusive agreement for the determination of any Retention Bonus payments due you. This Agreement may be amended or modified only with the written consent of you and SCILLC. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

15. Acceptance, Counterparts and Electronic Signatures: If you accept the above offer and its terms and conditions are acceptable, please acknowledge your agreement by signing this Agreement where indicated below, and returning it to Tobin Cookman, Vice President, Human Resources within five (5) calendar days from receipt of this offer. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one of the same Agreement. An electronic signature (i.e., facsimile or emailed pdf) shall be deemed to be and have the effect of an original signature.

The parties to this Agreement have read the foregoing Agreement and fully understand each and every provision contained therein. Wherefore, the parties have executed this Agreement on the dates shown below.

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

Date:	12/21/12	By:	/s/ KEITH JACKSON
		Name:	Keith Jackson
		Title:	Chief Executive Officer & President

Acknowledged:

SANYO SEMICONDUCTOR CO., LTD.

By:	/s/ BERNARD GUTMANN	Date:	12/21/12
Name:	Bernard Gutmann
Title:	Chief Financial Officer and Director

Accepted:

/s/ MAMOON RASHID	Date:	12/21/12
Mamoon Rashid